UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

HANCOCK WHITNEY CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Hancock Whitney Corporation

Hancock Whitney Plaza

2510 14th Street

Gulfport, Mississippi 39501

(228) 868-4727

NOTICE OF CHANGE OF LOCATION OF THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON WEDNESDAY, APRIL 29, 2020

Hancock Whitney Corporation issued the following press release on April 16, 2020, which relates to its definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) and furnished to its shareholders on March 17, 2020 in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held on Wednesday, April 29, 2020. This notice is being filed with the SEC and is being made available to shareholders on or about April 16, 2020.

This notice should be read in conjunction with Hancock Whitney’s definitive proxy statement

The proxy statement, proxy card and the annual report for the period ending December 31, 2019, are available at https://materials.proxyvote.com/410120

FOR IMMEDIATE RELEASE

April 16, 2020

For more information

Trisha Voltz Carlson, EVP, Investor Relations Manager

504.299.5208 or trisha.carlson@hancockwhitney.com

Hancock Whitney Changes Annual Meeting of Shareholders to a Virtual Format

GULFPORT, Miss. (April 16, 2020) — Hancock Whitney Corporation (Nasdaq: HWC) announced today that the location of the 2020 Annual Meeting of Shareholders has been changed from an in person to virtual-only meeting due to the novel coronavirus (COVID-19) pandemic and related governmental directives.

Effective at 11:59 p.m., March 31, 2020, Gulfport, Mississippi Mayor Billy Hewes issued a “Safer at Home Order” and effective at 5:00 p.m., April 3, 2020, Mississippi Governor Tate Reeves issued an Executive Order, which together direct residents to limit activities beyond those for essential needs. Due to the requirements of these orders and potentially additional orders, and to protect the health and well-being of our associates and shareholders during the COVID-19 pandemic we are adjusting this year’s annual meeting format.  Shareholders will not be able to attend the meeting in person, however we have designed the format of the annual meeting to ensure that our shareholders are afforded the same rights and opportunities to vote and ask questions as they would at an in-person meeting.

The annual meeting will be held on Wednesday, April 29, 2020, at 10:30 a.m. Central Time. As described in the previously distributed proxy materials for the annual meeting and filed with the Securities and Exchange Commission on March 17, 2020, only holders of record of shares of our common stock at the close of business on February 28, 2020 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

To be admitted to the annual meeting at www.virtualshareholdermeeting.com/HWC2020, shareholders must enter the control number found on their proxy card, voting instruction form or notice they previously received (by mail or email).  Shareholders who cannot locate their control number and whose shares are (i) held of record (directly with our transfer agent), (ii) credited to their employee account in the Hancock Whitney Corporation 401(k) Savings Plan, or (iii) held in the MidSouth Bancorp, Inc. Employee Stock Ownership Plan and Trust, may contact our Investor Relations team at InvestorRelations@hancockwhitney.com to receive a duplicate control number.  Shareholders who cannot locate their control number and whose shares are held in street name (through a broker, bank or other nominee) should contact their broker or nominee to receive a duplicate control number.

Shareholders may vote and submit questions during the annual meeting by following the instructions available on the virtual meeting website. Technical assistance will be available for those attending the meeting. Shareholders may also submit questions in advance of the meeting at www.proxyvote.com by entering their control number and following the instructions on that site.  We encourage shareholders who wish to submit a question to read our rules and procedures for the conduct of the annual meeting appearing on the proxy vote and virtual shareholder meeting websites.

Even if shareholders plan to attend the annual meeting virtually, we encourage them to submit voting instructions and proxy online, by phone or by mail (as described in the proxy materials for the annual meeting) by the deadline noted in the proxy materials. By doing this shares will be counted as present and voted if the shareholder decides later not to attend the meeting. The proxy card included with the proxy materials previously distributed will not be updated to reflect the change in location, and may continue to be used by shareholders to vote their shares in connection with the annual meeting.

About Hancock Whitney

Since the late 1800s, Hancock Whitney has embodied core values of Honor & Integrity, Strength & Stability, Commitment to Service, Teamwork, and Personal Responsibility. Hancock Whitney offices and financial centers in Mississippi, Alabama, Florida, Louisiana, and Texas offer comprehensive financial products and services, including traditional and online banking; commercial and small business banking; private banking; trust and investment services; healthcare banking; certain insurance services; and mortgage services. The company also operates a loan production office in Nashville, Tennessee, as well as trust and asset management offices in New Jersey and New York. BauerFinancial, Inc., the nation’s leading independent bank rating and analysis firm, consistently recommends Hancock Whitney as one of America’s most financially sound banks. More information is available at www.hancockwhitney.com.